Ex 10.229

PROMISSORY NOTE

Dated: August 9, 2022Location: Fargo, North Dakota

Principal: $5,000,000.00Due Date: December 31, 2022

1.Names.  Borrower:  LODGING FUND REIT III OP, LP, a Delaware limited partnership, with a business address of 123 Broadway N, Suite 200, Fargo, ND 58102.

Lender:  LEGENDARY A-1 BONDS LLC, a Delaware limited liability company, with an address of 1635 43rd Street South, Suite 205, Fargo, ND 58103.

2.Agreement to Borrow.  Subject to the terms and conditions provided herein, Lender has made a term loan to the Borrower (the “Loan”) in the maximum principal amount of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00).  Borrower agrees to borrow and repay the Loan, with interest, in accordance with this Note and in accordance with that certain Revolving Line of Credit Loan Agreement of even date herewith by and between Borrower and Lender (the “Loan Agreement”).
3.Loan Purpose.  The Loan must be used exclusively by Borrower to fund the short-term acquisition financing of real property in accordance with the terms of this Note.
4.Promise to Pay.  For value received, on or before December 31, 2022 (the “Due Date”), Borrower promises to pay Lender the principal sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00), plus interest as provided in this Promissory Note (the “Note”) on all amounts outstanding, all in lawful money of the United States of America as stated below.
5.Payment Location.  All payments of principal and interest shall be made payable to Lender at the address listed above or such other place as Lender may designate in writing.
6.Payments.  The interest rate on the unpaid principal balance of this Note will be the Base Interest Rate, which is equal to seven percent (7%) per annum.  Borrower will pay only interest on this Note to Lender beginning on October 1, 2022 and continuing on the same day quarterly hereafter. Acceptance by Lender of any payment differing from the designated payment listed above does not relieve Borrower of the obligation to honor the requirements of this Note.
7.Balloon Payment.  Unless otherwise agreed to, on December 31, 2022, Borrower will pay the remaining outstanding balance of the principal, together with any accrued interest.
8.Prepayment.  Borrower may prepay any part of the principal of this Note at any time before maturity without penalty or premium, provided that any prepayment of any portion of the unpaid principal must be accompanied by payment of all accrued interest.
9.Security.  This Note is secured by a security interest in five hundred thousand (500,000) unissued and not outstanding Common Limited Partnership Units in Borrower, as more particularly described in the Loan Agreement.
10.Warranties, Representations, and Agreements.  Borrower warrants and represents to Lender, and agrees, as follows:
a)	Borrower Status. Borrower is a Delaware limited partnership and is organized and validly existing in good standing under the laws of the state of North Dakota; Borrower has full power and authority to enter into and perform its obligations under this Note; the execution, delivery, and performance of this Note have been duly authorized by all necessary action of Borrower’s managers or members and will not violate Borrower’s articles of organization or operating agreement; and this Note is the valid and binding obligation of Borrower, enforceable in accordance with its terms.
b)	No Change. Borrower will not make any change in its name or its organizational structure or in the jurisdiction under the laws of which Borrower is organized, without the prior written consent of Lender.
c)	Due Authorization, Execution and Delivery. This Note has been duly authorized and validly executed and delivered by Borrower. The individual(s) executing this Note on behalf of Borrower have been duly authorized to do so in accordance with resolutions duly adopted by Borrower’s board of directors (or similar governing body), members, or partners, as the case may be.

Ex 10.229

d)	Binding Obligations. This Note to which the Borrower is a party of constitutes the legal, valid and binding obligations of the Borrower, enforceable against such the Borrower in accordance with their terms.
e)	Commercial Purpose of Loan. The purpose of the Loan is a commercial business purpose and not a personal, family, or household purpose. No portion of the Loan is being used by Borrower or any other Person for any personal, family or household purposes.
12.Agreements of Borrower.  Borrower agrees that:
a)	Borrower will immediately notify Lender in writing of any change in Borrower’s name or corporate structure, and of any change in the location of Borrower’s place of business and of the location of each additional place of business established by Borrower.
b)	Borrower will indemnify Lender with respect to all losses, damages, liabilities, and expenses (including attorney fees) incurred by Lender by reason of any failure of Borrower to comply with any of Borrower’s obligations under this agreement or by reason of any warranty or representation made by Borrower to Lender in this Note being false in any material respect.
13.Lender’s Right to Perform.  If Borrower fails to perform any obligation of Borrower under this Note, Lender may, without giving notice to or obtaining the consent of Borrower, perform that obligation on behalf of Borrower. Borrower will reimburse Lender on demand for any expense that Lender incurs in performing any such obligation and will pay to Lender interest on it, from the date the expense was incurred by Lender, at the highest rate to which Borrower could lawfully agree in writing. Lender is not required to perform an obligation that Borrower has failed to perform. If Lender does so, that will not be a waiver of Lender’s right to declare the Indebtedness immediately due and payable by reason of Borrower’s failure to perform.
14.Defaults; Remedies.
a)	Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an Event of Default for purposes of this Note:
i.	Nonpayment. Borrower’s failure to pay any amount of principal or interest or any other amount due under this Note within fifteen (15) days after due date of payment. If Lender has not received the full amount of any monthly payment by the end of fifteen (15) calendar days after the date it is due, Borrower will pay a later charge of five percent (5.0%) of the overdue payment of principal and interest. The Borrower will be in default if payment is not made current (including applicable late fees) within 60 days of original due date.
ii.	Defaults Under Covenants and Agreements. Borrower defaults in the performance or observance of any warranty, representation covenant or agreement under this Note and the default is not cured within ten (10) days after Lender delivers written notice of such default to Borrower or any representation or warranty made by Borrower to Lender in any of the foregoing documents was not true and accurate in all material respects when made. Notice is deemed delivered, either (1) by hand delivery to Borrower, or (2) by mailing of the notice in the United States mail to the address of Borrower listed above.
iii.	Bankruptcy; Dissolution; Insolvency. Borrower (1) generally does not, or is unable to, or admits in writing Borrower’s inability to, pay Borrower’s debts as such debts become due; (2) makes an assignment for the benefit of creditors; (3) commences any proceeding under any bankruptcy, reorganization, arrangement, dissolution, or liquidation law or statute of any jurisdiction or shall otherwise be liquidated or dissolved; (4) has had any such petition or application filed, or any such proceeding has been commenced against it in which an order for relief (or order similar to an order for relief under the United States Bankruptcy Code) is made or remains undismissed for a period of 30 days or more.
iv.	Loan Agreement. Borrower defaults under the terms of the Loan Agreement beyond any application notice and cure period.
b)	Consequences of Event of Default Relating to Insolvency. If an Event of Default described in this Section 13 occurs, the unpaid principal amount of this Note, all accrued Interest, and all other amounts owing by Borrower under this Note automatically shall become immediately due and payable without presentment, demand, protest, or further notice of any kind, all of which are expressly waived, and without any requirement for any other action on the part of Borrower.

Ex 10.229

15.Lender’s Rights and Remedies.  Lender shall have all rights and remedies under the Loan Agreement and applicable laws. Without limiting these rights and remedies:
a)	Upon the occurrence and during the continuance of an Event of Default, Lender may declare all or any part of the Obligations to be due and payable without presentment, demand, protest or further notice of any kind. Upon any Event of Default described in this Note, all of the unpaid principal of the Loan, all interest accrued and unpaid thereon, shall be immediately due and payable. Borrower waives any notice of intent to accelerate payment of such principal, interest or amounts, and notice of such acceleration.
b)	Neither the application of a default rate of interest in the circumstances described in the Note nor the imposition of any late fee shall be interpreted to extend any cure period set forth in the Note; to cure any Default; or to otherwise limit or waive any of Lender’s rights or remedies under this Note.
c)	The acceptance by Lender of any sum after the same is due shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums or to declare a subsequent Event of Default. The acceptance by Lender of any sum in an amount less than the sum then due shall be deemed to be an acceptance on account only and upon condition that it shall not constitute a waiver of Borrower’s obligation to pay the entire sum then due, and Borrower’s failure to pay such entire sum then due shall, at Lender’s election, constitute an immediate Event of Default without the necessity for any further notice, notwithstanding such acceptance of such amount on account.
16.Waivers.  No delay by Lender in the exercise of any right or remedy in this Note shall be a waiver of the exercise of any right or remedy. No single or partial exercise by the holder of any right or remedy shall preclude any other or future exercise of that or any other right or remedy. No waiver by the holder of any default or of any provision of this Note shall be effective unless it is in writing and signed by the holder. No waiver of any right or remedy on one occasion shall be a waiver of that right or remedy on any future occasion. Borrower waives demand for payment, presentment, notice of dishonor, and protest of this note, and consents to any extension or postponement of time of its payment and to the addition of any party.
17.Expenses.  Borrower shall reimburse Lender on demand for all attorney fees, legal expenses, and other expenses that Lender incurs in protecting and enforcing its rights under this Agreement. Lender may apply any proceeds of collection or disposition of collateral to Lender’s reasonable attorney fees, legal expenses, and other expenses.
18.Choice of Law; Jurisdiction and Venue.  This Note shall be governed, construed, and enforced in accordance with the laws of the State of North Dakota.
19.Waiver of Jury Trial.  Borrower irrevocably and unconditionally waive its, his, or her right to a trial by jury in any action, including any claim, counterclaim, cross-claim or third-party claim that is based on, arises out of, or relates to this Note or the indebtedness evidenced by it, including, without limitation, any claim based on, arising out of, or relating to any action or inaction of Lender in connection with any acceleration, enforcement, or collection of this Note or such indebtedness.
20.Arbitration.  Borrower agrees to use reasonable efforts to resolve any dispute arising under this Note in good faith. In the event parties cannot resolve such dispute in good faith, Borrower elects to submit to binding arbitration all claims, disputes and controversies between or among them.
21.Entire Agreement.  This Note contains all the terms agreed to by the Borrower relating to its subject matter. It replaces all previous discussions, understandings, and agreements.
22.Severability.  If any part of this Note is declared unenforceable or invalid, the remainder will continue to be valid and enforceable.
23.Headings.  The headings in this Note are for reference only and shall not affect the interpretation of this Note.

This Note has been executed on the date first listed above.

BORROWER:

LODGING FUND REIT III OP, LP,

a Delaware limited partnership, its sole member

Ex 10.229

By:Lodging Fund REIT III, Inc.,

a Maryland corporation, its general partner

By: /s/ Samuel C. Montgomery

Name:  Samuel C. Montgomery

Title:  Chief Financial Officer